Exhibit 99.1

COTT ANNOUNCES CLOSING OF $750 MILLION 5.50% SENIOR NOTES OFFERING, RESULTS TO DATE OF TENDER OFFER AND CONSENT SOLICITATION AND EXTENSION OF EXPIRATION TIME OF TENDER OFFER AND CONSENT SOLICITATION

TORONTO, ON and TAMPA, FL—(Marketwired - March 22, 2017) - Cott Corporation (“Cott”) (NYSE: COT) (TSX: BCB) announced today that its wholly owned subsidiary, Cott Holdings Inc. (“Cott Holdings”), has closed its private placement of $750 million in aggregate principal amount of 5.50% senior notes due 2025 (the “New Notes”), resulting in net proceeds to Cott Holdings of approximately $738.3 million.

Cott intends to use the net proceeds from the issuance of the New Notes to repurchase and/or redeem any and all of Cott Beverages Inc.’s (“Cott Beverages”) outstanding 6.75% senior notes due 2020 (the “2020 Notes”), to pay tender and redemption premiums on the 2020 Notes, as applicable, to repay a portion of the loans outstanding under Cott’s existing asset-based credit facility and to pay related fees and expenses in connection with the foregoing.

The New Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Cott also announced today that Cott Beverages has accepted for purchase $202,316,000 aggregate principal amount of the 2020 Notes, or 32.37% of the total outstanding 2020 Notes, which were validly tendered prior to 5:00 p.m., New York City time, on March 17, 2017 (the “Early Tender Deadline”), pursuant to Cott Beverages’ previously announced cash tender offer and consent solicitation (the “Tender Offer”). Holders of the 2020 Notes accepted for purchase will receive the “Total Consideration” of $1,035.15 per $1,000 principal amount of the 2020 Notes, plus accrued and unpaid interest to, but not including, the initial settlement date for the Tender Offer, which is today.

In addition, Cott Beverages has extended the expiration date of the Tender Offer from 11:59 p.m., New York City time, on March 31, 2017, to 5:00 p.m., New York City time, on April 6, 2017 (as so extended and as may be further extended or earlier terminated, the “Expiration Time”). Holders who tender their 2020 Notes prior to the Expiration Time will be eligible to receive the “Tender Offer Consideration” equal to $1,025.15 per $1,000 principal amount of the 2020 Notes, plus any accrued and unpaid interest on the 2020 Notes up to, but not including, the final settlement date for the Tender Offer.

As previously announced Cott Beverages intends to redeem the remaining outstanding 2020 Notes on April 5, 2017 at a redemption price equal to 103.375% of the aggregate principal amount of the 2020 Notes to be redeemed, plus any accrued and unpaid interest on the principal amount being redeemed to, but not including, the redemption date.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell with respect to any securities. The tender offer and consent solicitation are only being made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal. The Tender Offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Cott Beverages, the dealer manager, the solicitation agent, the information agent, the depositary or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their Notes in the tender offer or deliver their consent to the proposed amendments.

Cott Beverages has retained Deutsche Bank Securities to act as sole dealer manager and solicitation agent for the Tender Offer and D.F. King & Co., Inc. to act as information agent and tender agent for the Tender Offer. Requests for documents may be directed to D.F. King & Co., Inc. at (877) 478-5042 (toll free) or (212) 269-5550 (collect). Questions regarding the tender offer or consent solicitation may be directed to Deutsche Bank Securities at (855) 287-1922 (toll free) or (212) 250-7527 (collect).

Safe Harbor Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the completion of the Tender Offer, and the Tender Offer Consideration to be paid to holders of the 2020 Notes who tender their 2020 Notes prior to the Expiration Time and the redemption of the 2020 Notes. Forward-looking statements involve inherent risks and uncertainties and Cott cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. The forward-looking statements are based on assumptions regarding management’s current plans and estimates. Management believes these assumptions to be reasonable but there is no assurance that they will prove to be accurate. Factors that could cause actual results to differ materially from those described in this press release include those risks and uncertainties indicated from time to time in Cott’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Readers are urged to carefully review and consider the various disclosures, including but not limited to risk factors contained in Cott’s Annual Report on Form 10-K and its other periodic reports filed with the Securities and Exchange Commission. Cott does not undertake to update or revise any of these statements in light of new information or future events, except as expressly required by applicable law.

CONTACT:

Jarrod Langhans

Investor Relations

Tel: (813) 313-1732

Email Contact

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